UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 26, 2020

VIRTU FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37352 (Commission File No.)	32-0420206 (IRS Employer Identification No.)

One Liberty Plaza

New York, NY 10006

(Address of principal executive offices)

(212) 418-0100

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Class A common stock, par value $0.00001 per share	VIRT	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements of Certain Officers

On February 26, 2020, Virtu Financial Operating LLC (“VFO”), a subsidiary of Virtu Financial, Inc. (the “Company”) entered into an amended and restated employment letter agreement (the “Amended and Restated Employment Agreements”) with each of Mr. Brett Fairclough, the Company’s Chief Operating Officer and Global Head of Business Development, and Mr. Stephen Cavoli, the Company’s Executive Vice President, Markets.

Under the Amended and Restated Employment Agreements, each of Mr. Fairclough’s and Mr. Cavoli’s (each, an “Executive”, together, the “Executives’”) annual base salary is $500,000 per year, and the Executives will each be eligible to receive annual bonuses with a target bonus opportunity equal to $1,500,000 and a maximum bonus opportunity equal to $2,500,000. Eighty percent (80%) of the annual bonus will be based on the achievement of quantitative targets set the Company’s Chief Executive Officer together with the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) and 20% of the annual bonus will be based on the achievement of qualitative goals set by the Company’s Chief Executive Officer together with the Compensation Committee. To the extent earned, such annual bonuses shall be payable in cash and equity awards in accordance with the Company’s incentive and equity plans as in effect from time to time.

The Executives will also each receive a special long term equity award in the form of 150,000 restricted shares of Stock that are subject to performance and service conditions, vesting in three annual installments. The number of shares earned under the long term equity award will be based on the percentage of budgeted EBITDA achieved in each applicable calendar year during the vesting period, with a minimum of 50% of shares for a given installment earned upon at least 70% achievement for the applicable year, and 100% of shares for a given installment earned upon at least 75% achievement for the applicable year, subject also to the terms and conditions of the Company’s Amended and Restated 2015 Management Incentive Plan and the terms of a separate award agreement.

The Amended and Restated Employment Agreement for Mr. Fairclough has a term of four years, with automatic one-year renewal periods unless either party elects not to renew, and the Amended and Restated Employment Agreement for Mr. Cavoli has a term of three years, with automatic one-year renewal periods unless either party elects not to renew (in each case, the “Term”).

Under the Amended and Restated Employment Agreements, if an Executive’s employment is terminated by VFO without cause or by the Executive for good reason (each, a “Qualifying Termination”), then in addition to receiving his accrued amounts, the Executive will be entitled to, subject to the execution of a release of claims, a lump sum payment of the greater of (a) one times his base salary or (b) the amount of base salary that would have been paid through end of the Term but for the termination, plus the acceleration of certain unvested amounts under his special award. If a Qualifying Termination occurs upon or within 12 months following a change in control or such termination was in anticipation of a change in control, the Executive will receive a lump sum payment equal to two times the sum of (a) Executive’s base salary plus (b) the total annual bonus most recently awarded to Executive, plus the acceleration of certain unvested amounts under his special award.

The foregoing description does not purport to be a complete statement of the parties’ rights and obligations under the respective Employment Agreements. The above description is qualified in its entirety by reference to the full text of the Employment Agreements, which will be filed as exhibits to the Company’s next annual report on Form 10-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Virtu Financial, Inc.

	By	/s/ Justin Waldie
	Name:	Justin Waldie
	Title:	Senior Vice President, Secretary and General Counsel

Dated: February 28, 2020

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